Exhibit 99.1

News Release

FIS Reports Strong Second Quarter 2024 Results and Raises Full-Year Outlook

•Second quarter GAAP Diluted Earnings Per Share of $0.43 and Adjusted EPS of $1.36
•Revenue increased 3% on a GAAP basis and 4% on an adjusted basis to $2.5 billion
•Adjusted EBITDA margin expanded 110 basis points (bps) to 40.1%
•Repurchased $1.1 billion of shares in the second quarter and announces new $3 billion share repurchase authorization
•Raises full-year revenue outlook, increases low-end of adjusted EBITDA outlook and raises adjusted EPS outlook
JACKSONVILLE, Fla., August 6, 2024 - FIS® (NYSE:FIS), a global leader in financial technology, today reported its second quarter 2024 results.

“Our results reflect the continued positive momentum of the business as we delivered on our financial commitments for the sixth consecutive quarter, and are once again raising our full-year outlook,” said FIS CEO and President Stephanie Ferris. “We are excited by the new sales momentum we are seeing across the business. FIS continues to execute on its strategy laid out at Investor Day to unlock financial technology to the world across the money lifecycle. We are confident in our ability to deliver on our full-year outlook and committed to delivering double-digit total return to our shareholders.”

Financial Reporting Considerations for Completed Worldpay Sale
On July 6, 2023, the Company announced an acceleration of its previously announced separation plan to create two highly focused global companies with greater strategic flexibility. FIS signed a definitive agreement to sell a 55% stake in its Worldpay Merchant Solutions business to private equity funds managed by GTCR (the "Worldpay Sale"). The Worldpay Sale was completed on January 31, 2024.

Unless otherwise noted, all results are presented on a continuing operations basis and exclude the results of the Worldpay Merchant Solutions business that was classified as discontinued operations as of the third quarter of 2023.

Following the close of the Worldpay Sale on January 31, 2024, FIS retains a non-controlling 45% ownership interest in a new standalone joint venture, Worldpay Holdco, LLC ("Worldpay"), and records its proportionate share of Worldpay's earnings (loss) in the "Equity method investment earnings (loss), net of tax" ("EMI") line of the income statement.

Capital Allocation Update
The Company remains committed to shareholder returns and is reiterating its goal to repurchase approximately $4.0 billion of shares in 2024. The Company repurchased $1.1 billion of shares in the second quarter, and has repurchased $2.5 billion of shares year to date in 2024. Additionally, the Company continues to target a dividend payout ratio of 35% of adjusted net earnings, excluding EMI.

On August 1, 2024, FIS' Board of Directors approved a new $3 billion share repurchase authorization. This authorization is in addition to the current outstanding share repurchase authorization, which we expect to complete by the end of 2024.

Second Quarter 2024 Financial Results
On a GAAP basis, revenue increased 3% as compared to the prior-year period to approximately $2.5 billion. GAAP net earnings attributable to common stockholders for continuing operations were $242 million or $0.43 per diluted share.

On an adjusted basis, revenue increased 4% as compared to the prior-year period primarily driven by 4% adjusted recurring revenue growth. Adjusted EBITDA margin expanded by 110 basis points (bps) over the prior-year period to 40.1% primarily driven by the Company's cost saving initiatives and higher-margin revenue mix. Adjusted net earnings for continuing operations were approximately $754 million, and adjusted EPS increased by 79% as compared to the prior-year period to $1.36 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended June 30,
			%	Adjusted
Continuing Operations	2024	2023	Change	Growth
Banking Solutions Revenue	1,710	1,666	3%	3%
Capital Market Solutions Revenue	722	672	7%	7%
Operating Segment Total Revenue	$2,432	$2,338	4%	4%
Corporate and Other Revenue	57	86	(33)%	-
Consolidated FIS Revenue	$2,489	$2,424	3%	-
Adjusted EBITDA	$998	$945	6%
Adjusted EBITDA Margin	40.1%	39.0%	110 bps
Net Earnings (Loss) (GAAP)	$242	$84	188%
Diluted Earnings (Loss) Per Common Share (GAAP)	$0.43	$0.14	207%
Adjusted Net Earnings	$754	$454	66%
Adjusted EPS	$1.36	$0.76	79%

Segment Information
• Banking Solutions:
Second quarter revenue increased 3% on a GAAP basis and 3% on an adjusted basis as compared to the prior-year period to $1.7 billion, including adjusted recurring revenue growth of 3%. Adjusted EBITDA margin expanded by 140 basis points as compared to the prior-year period to 44.8% primarily driven by the Company's cost savings initiatives, and a favorable revenue mix compared to the prior year, including an increase in high-margin license revenue.

•Capital Market Solutions:
Second quarter revenue increased by 7% on a GAAP basis and 7% on an adjusted basis as compared to the prior-year period to $722 million reflecting adjusted recurring revenue growth of 7%. Adjusted EBITDA margin expanded by 60 basis points over the prior-year period to 50.8% primarily due to operating leverage.

•Corporate and Other:
Second quarter revenue decreased by 33% as compared to the prior-year period to $57 million. Adjusted EBITDA loss was $134 million, including $143 million of corporate expenses.

Balance Sheet and Cash Flows
As of June 30, 2024, debt outstanding totaled $11.2 billion. Second quarter net cash provided by operating activities was $546 million, and adjusted free cash flow was approximately $504 million. In the quarter, the Company returned $1.3 billion of capital to shareholders through $1.1 billion of share repurchases and $200 million of dividends paid.

Third Quarter and Full-Year 2024 Outlook
The Company is introducing its third quarter outlook and, for the full-year, is raising its outlook for revenue, increasing the low-end of its adjusted EBITDA outlook and raising its outlook for adjusted EPS by approximately 3% as compared to the prior outlook to $5.03 - $5.11. The adjusted EPS outlook reflects 11 months of EMI contribution for the full-year.

($ millions, except share data)	3Q 2024	FY 2024
Revenue	$2,555 - $2,570	$10,120 - $10,170
Adjusted EBITDA (Non-GAAP)[1]	$1,035 - $1,045	$4,115 - $4,140
Adjusted EPS (Non-GAAP)[1]	$1.27 - $1.31	$5.03 - $5.11

1The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. The Company is unable to address the probable significance of the unavailable information.

Webcast
FIS will host a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) on Tuesday, August 6, 2024. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a financial technology company providing solutions to financial institutions, businesses and developers. We unlock financial technology to the world across the money lifecycle underpinning the world's financial system. Our people are dedicated to advancing the way the world pays, banks and invests, by helping our clients to confidently run, grow and protect their businesses. Our expertise comes from decades of experience helping financial institutions and businesses of all sizes adapt to meet the needs of their customers by harnessing where reliability meets innovation in financial technology. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit FISglobal.com. Follow FIS on LinkedIn, Facebook and X.

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, adjusted revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and adjusted free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency revenue and adjusted revenue growth measures adjust for the effects of exchange rate fluctuations and exclude discontinued operations, while adjusted revenue growth also excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, adjusted free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Adjusted revenue growth reflects the percentage change in constant currency revenue for the current period as compared to the prior period. Constant currency revenue is calculated by applying prior-year period foreign currency exchange rates to current-period revenue. When referring to adjusted revenue growth, revenue from our Corporate and Other segment is excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the effect of purchase price amortization, as well as certain costs that do not constitute normal, recurring, cash operating expenses necessary to operate our business. For purposes of calculating Adjusted net earnings, our equity method investment earnings (loss) ("EMI") from Worldpay is also adjusted to exclude certain costs and other transactions in a similar manner.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Adjusted free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, less capital expenditures. Adjusted free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Adjusted free cash flow as presented in this earnings release excludes cash flow from discontinued operations, which our management cannot freely access following the Worldpay separation.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements include statements about anticipated financial outcomes, including any earnings outlook or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company, the Company’s sales pipeline and anticipated profitability and growth, plans, strategies and objectives for future operations, strategic value creation, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the future impacts of the Worldpay Sale or any agreements or arrangements entered into in connection with such transaction, the expected financial and operational results of the Company, and expectations regarding the Company’s business or organization after the separation of the Worldpay Merchant Solutions business. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified or expanded international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;
•the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected or that costs may be greater than anticipated;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security or privacy breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the risk that partners and third parties may fail to satisfy their legal obligations to us;
•risks associated with managing pension cost, cybersecurity issues, IT outages and data privacy;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•risks associated with the expected benefits and costs of the separation of the Worldpay Merchant Solutions business, including the risk that the expected benefits of the transaction or any contingent purchase price will not be realized within the expected timeframe, in full or at all, or that dis-synergies may be greater than anticipated;
•the risk that the costs of restructuring transactions and other costs incurred in connection with the separation of the Worldpay business will exceed our estimates or otherwise adversely affect our business or operations;
•the impact of the separation of Worldpay on our businesses, including the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;
•the risk that the earnings from our minority stake in the Worldpay business will be less than we anticipate;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;
•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by bad actors; and
•other risks detailed elsewhere in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
August 6, 2024

Exhibit A    Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of June 30, 2024, and December 31, 2023

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the six months ended June 30, 2024 and 2023

Exhibit D    Supplemental Non-GAAP Adjusted Revenue Growth - Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit E    Supplemental Disaggregation of Revenue - Recast and Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit F    Supplemental Non-GAAP Adjusted Free Cash Flow Measures - Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit G    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit H    Supplemental Financial Information - Unaudited for the three and six months ended June 30, 2024 and 2023

Exhibit I    Supplemental Financial Information of Worldpay Holdco, LLC - Unaudited for the three and five months     ended June 30, 2024

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)— UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenue	$2,489	$2,424	$4,957	$4,821
Cost of revenue	1,538	1,519	3,091	3,086
Gross profit	951	905	1,866	1,735
Selling, general, and administrative expenses	609	553	1,182	1,073
Asset impairments	4	1	18	1
Other operating (income) expense, net - related party	(40)	—	(73)	—
Operating income (loss)	378	351	739	661
Other income (expense):
Interest expense, net	(43)	(160)	(120)	(302)
Other income (expense), net	(13)	(77)	(167)	(113)
Total other income (expense), net	(56)	(237)	(287)	(415)
Earnings (loss) before income taxes and equity method investment earnings (loss)	322	114	452	246
Provision (benefit) for income taxes	89	29	116	65
Equity method investment earnings (loss), net of tax	10	—	(76)	—
Net earnings (loss) from continuing operations	243	85	260	181
Earnings (loss) from discontinued operations, net of tax	1	(6,679)	709	(6,634)
Net earnings (loss)	244	(6,594)	969	(6,453)
Net (earnings) loss attributable to noncontrolling interest from continuing operations	(1)	(1)	(1)	(1)
Net (earnings) loss attributable to noncontrolling interest from discontinued operations	—	(1)	—	(2)
Net earnings (loss) attributable to FIS common stockholders	$243	$(6,596)	$968	$(6,456)
Net earnings (loss) attributable to FIS:
Continuing operations	$242	$84	$259	$180
Discontinued operations	1	(6,680)	709	(6,636)
Total	$243	$(6,596)	$968	$(6,456)
Basic earnings (loss) per common share attributable to FIS:
Continuing operations	$0.44	$0.14	$0.46	$0.30
Discontinued operations	—	(11.28)	1.25	(11.21)
Total	$0.44	$(11.14)	$1.71	$(10.91)
Diluted earnings (loss) per common share attributable to FIS:
Continuing operations	$0.43	$0.14	$0.46	$0.30
Discontinued operations	—	(11.28)	1.25	(11.21)
Total	$0.44	$(11.14)	$1.71	$(10.91)

Weighted average common shares outstanding:
Basic	554	592	565	592
Diluted	557	592	567	592
Amounts in table may not sum or calculate due to rounding.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$2,131	$440
Settlement assets	530	617
Trade receivables, net	1,675	1,730
Other receivables	337	287
Receivable from related party	169	—
Prepaid expenses and other current assets	612	603
Current assets held for sale	997	10,111
Total current assets	6,451	13,788
Property and equipment, net	645	695
Goodwill	16,979	16,971
Intangible assets, net	1,508	1,823
Software, net	2,178	2,115
Equity method investment	4,086	—
Other noncurrent assets	1,591	1,528
Deferred contract costs, net	1,143	1,076
Noncurrent assets held for sale	17	17,109
Total assets	$34,598	$55,105

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$1,854	$1,859
Settlement payables	541	635
Deferred revenue	864	832
Short-term borrowings	—	4,760
Current portion of long-term debt	578	1,348
Current liabilities held for sale	949	8,884
Total current liabilities	4,786	18,318
Long-term debt, excluding current portion	10,584	12,970
Deferred income taxes	833	2,179
Other noncurrent liabilities	1,354	1,446
Noncurrent liabilities held for sale	—	1,093
Total liabilities	17,557	36,006

Equity:
FIS stockholders' equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	47,024	46,935
(Accumulated deficit) retained earnings	(22,304)	(22,864)
Accumulated other comprehensive earnings (loss)	(413)	(260)
Treasury stock, at cost	(7,276)	(4,724)
Total FIS stockholders' equity	17,037	19,093
Noncontrolling interest	4	6
Total equity	17,041	19,099
Total liabilities and equity	$34,598	$55,105

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED (In millions)

		Exhibit C
	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net earnings (loss)	$969	$(6,453)
Less earnings (loss) from discontinued operations, net of tax	709	(6,634)
Net earnings (loss) from continuing operations	260	181
Adjustment to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	859	888
Amortization of debt issuance costs	11	15
Asset impairments	18	1
Loss on extinguishment of debt	174	—
Loss (gain) on sale of businesses, investments and other	32	(2)
Stock-based compensation	87	49
Loss from equity method investment	76	—
Deferred income taxes	(118)	(118)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	124	152
Receivable from related party	(169)	—
Settlement activity	(3)	1
Prepaid expenses and other assets	(116)	(126)
Deferred contract costs	(234)	(185)
Deferred revenue	(6)	(13)
Accounts payable, accrued liabilities and other liabilities	(243)	(76)
Net cash provided by operating activities from continuing operations	752	767
Cash flows from investing activities:
Additions to property and equipment	(43)	(66)
Additions to software	(342)	(305)
Settlement of net investment hedge cross-currency interest rate swaps	(8)	(17)
Net proceeds from sale of businesses and investments	12,796	—
Cash divested from sale of business	(3,137)	—
Acquisitions, net of cash acquired	(56)	—
Other investing activities, net	(42)	(28)
Net cash provided by (used in) investing activities	9,168	(416)
Cash flows from financing activities from continuing operations:
Borrowings	13,441	43,749
Repayment of borrowings and other financing obligations	(21,396)	(44,496)
Debt issuance costs	—	(2)
Net proceeds from stock issued under stock-based compensation plans	1	40
Treasury stock activity	(2,522)	(15)
Dividends paid	(409)	(618)
Purchase of noncontrolling interest	—	(173)
Other financing activities, net	40	(7)
Net cash provided by (used in) financing activities from continuing operations	(10,845)	(1,522)
Discontinued operations
Net cash provided by (used in) operating activities	(345)	952
Net cash provided by (used in) investing activities	(39)	(175)
Net cash provided by (used in) financing activities	(65)	(175)
Net cash provided by (used in) discontinued operations	(449)	602
Effect of foreign currency exchange rate changes on cash from continuing operations	(19)	22
Effect of foreign currency exchange rate changes on cash from discontinued operations	(26)	95
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,419)	(452)
Cash, cash equivalents and restricted cash, beginning of period	4,414	4,813
Cash, cash equivalents and restricted cash, end of period	$2,995	$4,361

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended June 30,
	2024			2023
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$1,710	$2	$1,712	$1,666	3%
Capital Market Solutions	722	—	722	672	7%
Operating segment total	2,432	2	2,434	2,338	4%
Corporate and Other	57	1	58	86
Consolidated FIS	$2,489	$3	$2,492	$2,424

	Six months ended June 30,
	2024			2023
			Constant
			Currency		Adjusted
	Revenue	FX	Revenue	Revenue	Growth (1)
Banking Solutions	$3,394	$—	$3,394	$3,312	2%
Capital Market Solutions	1,428	(3)	1,425	1,335	7%
Operating segment total	4,822	(3)	4,819	4,647	4%
Corporate and Other	135	—	135	174
Consolidated FIS	$4,957	$(3)	$4,954	$4,821

Amounts in table may not sum or calculate due to rounding.

(1)Adjusted growth excludes Corporate and Other. The Corporate and Other segment includes certain non-strategic businesses that we plan to wind down or sell.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL DISAGGREGATION OF REVENUE — RECAST AND UNAUDITED
(In millions)
Exhibit E

In the following tables, revenue is disaggregated by primary geographical market and type of revenue. The tables also include a reconciliation of the disaggregated revenue with the Company's reportable segments.

For the three months ended June 30, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,470	$452	$23	$1,945
All others	240	270	34	544
Total	$1,710	$722	$57	$2,489

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,270	$366	$43	$1,679
Software maintenance	90	143	1	234
Other recurring	68	22	9	99
Total recurring	1,428	531	53	2,012

Software license	37	91	—	128
Professional services	136	99	1	236
Other non-recurring (1)	109	1	3	113
Total	$1,710	$722	$57	$2,489

For the three months ended June 30, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$1,437	$424	$47	$1,908
All others	229	248	39	516
Total	$1,666	$672	$86	$2,424

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$1,235	$346	$65	$1,646
Software maintenance	91	130	—	221
Other recurring	62	20	10	92
Total recurring	1,388	496	75	1,959

Software license	19	79	—	98
Professional services	156	97	2	255
Other non-recurring (1)	103	—	9	112
Total	$1,666	$672	$86	$2,424

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — RECAST AND UNAUDITED
(In millions)
Exhibit E (continued)

For the six months ended June 30, 2024 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$2,902	$897	$64	$3,863
All others	492	531	71	1,094
Total	$3,394	$1,428	$135	$4,957

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$2,534	$736	$90	$3,360
Software maintenance	180	286	1	467
Other recurring	132	45	19	196
Total recurring	2,846	1,067	110	4,023

Software license	87	165	—	252
Professional services	268	195	2	465
Other non-recurring (1)	193	1	23	217
Total	$3,394	$1,428	$135	$4,957

For the six months ended June 30, 2023 (in millions):

	Banking Solutions	Capital Market Solutions	Corporate and Other	Total
Primary Geographical Markets:
North America	$2,857	$849	$95	$3,801
All others	455	486	79	1,020
Total	$3,312	$1,335	$174	$4,821

Type of Revenue:
Recurring revenue:
Transaction processing and services (1)	$2,460	$686	$131	$3,277
Software maintenance	181	260	1	442
Other recurring	116	39	20	175
Total recurring	2,757	985	152	3,894

Software license	30	152	—	182
Professional services	311	197	5	513
Other non-recurring (1)	214	1	17	232
Total	$3,312	$1,335	$174	$4,821

(1)    December 31, 2023, was the final deadline for states to complete all benefit issuance under federally funded pandemic relief programs. Accordingly, revenue associated with services the Company provided related to these programs has been classified as Other non-recurring commencing in the fourth quarter of 2023, and related prior-period amounts have been reclassified from Transaction processing and services to Other non-recurring for comparability.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ADJUSTED FREE CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit F

	Three months ended	Six months ended
	June 30, 2024	June 30, 2024
Net cash provided by operating activities	$546	$752
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	126	230
Settlement activity	15	3
Adjusted cash flows from operations	687	985
Capital expenditures	(183)	(385)
Adjusted free cash flow	$504	$600

	Three months ended	Six months ended
	June 30, 2023	June 30, 2023
Net cash provided by operating activities	$476	$767
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	56	136
Settlement activity	3	(1)
Adjusted cash flows from operations	535	902
Capital expenditures	(177)	(371)
Adjusted free cash flow	$358	$531

Adjusted free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software). Adjusted free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Adjusted free cash flow as presented in this earnings release excludes cash flows from discontinued operations.

(1)Adjusted free cash flows from operations and free cash flow for the three and six months ended June 30, 2024 and 2023, exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit G), net of related tax impact. The related tax impact totaled $21 million and $9 million for the three months and $39 million and $22 million for the six months ended June 30, 2024 and 2023, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net earnings (loss) attributable to FIS from continuing operations	$242	$84	$259	$180
Provision (benefit) for income taxes	89	29	116	65
Interest expense, net	43	160	120	302
Equity method investment (earnings) loss, net of tax	(10)	—	76	—
Other, net	14	78	168	114

Operating income (loss), as reported	378	351	739	661
Depreciation and amortization, excluding purchase accounting amortization	262	264	525	535
Non-GAAP adjustments:
Purchase accounting amortization (1)	168	175	334	351
Acquisition, integration and other costs (2)	186	113	344	213
Asset impairments (3)	4	1	18	1
Indirect Worldpay business support costs (4)	—	41	14	83
Adjusted EBITDA from continuing operations	$998	$945	$1,974	$1,844

Net earnings (loss) attributable to FIS from discontinued operations	$1	$(6,680)	$709	$(6,636)
Provision (benefit) for income taxes	—	43	(991)	55
Interest expense, net	—	(7)	(1)	(11)
Other, net	1	(23)	470	(48)

Operating income (loss)	2	(6,667)	187	(6,640)
Depreciation and amortization, excluding purchase accounting amortization	—	74	1	150
Non-GAAP adjustments:
Purchase accounting amortization (1)	—	373	—	745
Acquisition, integration and other costs (2)	—	27	13	54
Asset impairments (3)	—	6,840	—	6,840
Indirect Worldpay business support costs (4)	—	(41)	(14)	(83)
Adjusted EBITDA from discontinued operations	$2	$606	$187	$1,066
Adjusted EBITDA	$1,000	$1,551	$2,161	$2,910

See Notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G (continued)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Earnings (loss) attributable to FIS from continuing operations	$242	$84	$259	$180
Equity method investment (earnings) loss, net of tax	(10)	—	76	—
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	232	84	335	180
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	168	175	334	351
Acquisition, integration and other costs (2)	186	120	344	230
Asset impairments (3)	4	1	18	1
Indirect Worldpay business support costs (4)	—	41	14	83
Non-operating (income) expense (5)	13	77	167	113
Non-GAAP tax (provision) benefit (6)	(11)	(44)	(77)	(79)
Total non-GAAP adjustments from continuing operations	360	370	800	699
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	592	454	1,135	879
Equity method investment earnings (loss), net of tax (7)	10	—	(76)	—
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	152	—	331	—
Adjusted equity method investment earnings (loss) (7)	162	—	255	—
Adjusted net earnings attributable to FIS from continuing operations	$754	$454	$1,390	$879

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$1	$(6,680)	$709	$(6,636)
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	373	—	745
Acquisition, integration and other costs (2)	—	33	13	69
Asset impairments (3)	—	6,840	—	6,840
Indirect Worldpay business support costs (4)	—	(41)	(14)	(83)
Amortization on long-lived assets held for sale (9)	—	—	(30)	—
Non-operating (income) expense (5)	1	(24)	7	(49)
Loss on sale of disposal group (10)	—	—	466	—
Non-GAAP tax (provision) benefit (6)	—	(34)	(1,015)	(78)
Total non-GAAP adjustments from discontinued operations	1	7,147	(573)	7,444
Adjusted net earnings attributable to FIS from discontinued operations	$2	$467	$136	$808
Adjusted net earnings attributable to FIS common stockholders	$756	$921	$1,526	$1,687

See Notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G (continued)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Earnings (loss) attributable to FIS from continuing operations	$0.43	$0.14	$0.46	$0.30
Equity method investment (earnings) loss, net of tax	(0.02)	—	0.13	—
Earnings (loss) attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	0.42	0.14	0.59	0.30
Non-GAAP adjustments from continuing operations:
Purchase accounting amortization (1)	0.30	0.29	0.59	0.59
Acquisition, integration and other costs (2)	0.33	0.20	0.61	0.39
Asset impairments (3)	0.01	—	0.03	—
Indirect Worldpay business support costs (4)	—	0.07	0.02	0.14
Non-operating (income) expense (5)	0.02	0.13	0.29	0.19
Non-GAAP tax (provision) benefit (6)	(0.02)	(0.07)	(0.14)	(0.13)
Total non-GAAP adjustments from continuing operations	0.65	0.62	1.41	1.18
Adjusted net earnings attributable to FIS from continuing operations, excluding equity method investment earnings (loss)	1.06	0.76	$2.00	$1.48
Equity method investment earnings (loss) (7)	0.02	—	(0.13)	—
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes (7) (8)	0.27	$—	0.58	—
Adjusted equity method investment earnings (loss) (7)	0.29	—	0.45	—
Adjusted net earnings attributable to FIS from continuing operations	$1.36	$0.76	2.45	1.48

Earnings (loss) attributable to FIS from discontinued operations, net of tax	$—	$(11.25)	1.25	(11.19)
Non-GAAP adjustments from discontinued operations:
Purchase accounting amortization (1)	—	0.63	—	1.26
Acquisition, integration and other costs (2)	—	0.06	0.02	0.12
Asset impairments (3)	—	11.52	—	11.53
Indirect Worldpay business support costs (4)	—	(0.07)	(0.02)	(0.14)
Amortization on long-lived assets held for sale (9)	—	—	(0.05)	—
Non-operating (income) expense (5)	—	(0.04)	0.01	(0.08)
Loss on sale of disposal group (10)	—	—	0.82	—
Non-GAAP tax (provision) benefit (6)	—	(0.06)	(1.79)	(0.13)
Total non-GAAP adjustments from discontinued operations	—	12.03	(1.01)	12.55
Adjusted net earnings attributable to FIS from discontinued operations	$—	$0.79	0.24	1.36
Adjusted net earnings attributable to FIS common stockholders	$1.36	$1.55	2.69	2.84
Weighted average shares outstanding-diluted	557	594	$567	593
Amounts in table may not sum or calculate due to rounding.
See Notes to Exhibit G.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)
Exhibit G (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and six months ended June 30, 2024 and 2023.

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)This item represents costs comprised of the following:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Continuing operations:
Acquisition and integration	$24	$5	$49	$11
Enterprise transformation, including Future Forward and platform modernization	56	74	129	145
Severance and other termination expenses	9	19	27	42
Separation of the Worldpay Merchant Solutions business	80	2	109	2
Incremental stock compensation directly attributable to specific programs	15	4	26	4
Other, including divestiture-related expenses and enterprise cost control and other initiatives	2	9	4	9
Subtotal	186	113	344	213
Accelerated amortization (a)	—	7	—	17
Total from continuing operations	$186	$120	$344	$230

Discontinued operations:
Acquisition and integration	$—	$4	$—	$7
Enterprise transformation, including Future Forward and platform modernization	—	4	1	9
Severance and other termination expenses	—	4	1	9
Separation of the Worldpay Merchant Solutions business	—	18	8	29
Incremental stock compensation directly attributable to specific programs	—	2	—	2
Other, including divestiture-related expenses and enterprise cost control and other initiatives	—	(5)	3	(2)
Subtotal	—	27	13	54
Accelerated amortization (a)	—	6	—	15
Total from discontinued operations	$—	$33	$13	$69
Total consolidated	$186	$153	$357	$299
Amounts in table may not sum due to rounding.

(a)For purposes of calculating Adjusted net earnings, this item includes incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's platform modernization. The incremental amortization expenses are included in the Depreciation and amortization, excluding purchase accounting amortization line item within the Adjusted EBITDA reconciliation.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

(3)For the three and six months ended June 30, 2024, this item includes impairments primarily related to the termination of certain internally developed software projects. For the three and six months ended June 30, 2023, the Company recorded a $6.8 billion impairment of goodwill related to the Merchant Solutions reporting unit in its earnings from discontinued operations.

(4)This item represents costs that were incurred in support of the Worldpay Merchant Solutions business prior to the separation but are not directly attributable to it and thus were not recorded in discontinued operations. The Company expects that it will be reimbursed for these expenses as part of Transition Services Agreements with the purchaser or eliminate them post separation; therefore, the expenses have been adjusted out of continuing operations and added to discontinued operations.

(5)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the six months ended June 30, 2024, earnings from continuing operations also includes loss on extinguishment of debt of approximately $174 million relating to tender discounts and fees; the write-off of unamortized bond discounts, debt issuance costs and fair value basis adjustments; and gains on related derivative instruments.

(6)This adjustment is based on a normalized adjusted earnings tax rate of 14.5% and 14.0% for the periods ended June 30, 2024 and 2023, respectively. For the six months ended June 30, 2024, the Company recorded a tax benefit of $991 million in its earnings from discontinued operations primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the Worldpay Sale, net of the estimated U.S. tax cost that the Company expects to incur as a result of the Worldpay Sale. This adjustment includes the removal of the impact of this tax benefit from our earnings from discontinued operations for this period.

(7)FIS completed the separation of Worldpay on January 31, 2024, retaining a non-controlling 45% ownership interest that is recorded under the equity method of accounting. FIS' share of Worldpay's results under the equity method of accounting reflects activity beginning on February 1, 2024.

(8)This item represents FIS' proportionate share of Worldpay's non-GAAP adjustments on its earnings (loss) consistent with FIS' non-GAAP measures and is comprised of the following:

	Three months ended June 30, 2024	Five months ended June 30, 2024
FIS' share of Worldpay:
Purchase accounting amortization	$174	$309
Acquisition, integration and other costs (a)	26	111
Non-operating (income) expense	(11)	(19)
Non-GAAP tax (provision) benefit	(37)	(70)
Non-GAAP adjustments on equity method investment earnings (loss), net of related (provision) benefit for income taxes	$152	$331
Amounts in table may not sum due to rounding.

(a)    Worldpay acquisition, integration, and other costs for the three months and five months ended June 30, 2024, consist primarily of transaction and transition costs related to the separation from FIS.

(9)The Company stopped recording depreciation and amortization on the long-lived assets classified as held for sale beginning July 5, 2023. The amount of depreciation and amortization that would have been recorded in discontinued operations had these assets not been classified as held for sale has been deducted from adjusted net earnings for comparability purposes.

(10)We closed the sale of Worldpay on January 31, 2024. Loss on sale of disposal group of $466 million reflects the impact of the excess of the carrying value of the disposal group to the estimated fair value less estimated cost to sell.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION — UNAUDITED
(In millions)

Exhibit H

The Company completed the Worldpay Sale on January 31, 2024. The results of the Worldpay Merchant Solutions business prior to the completion of the Worldpay Sale have been presented as discontinued operations. The following table represents a reconciliation of the major components of Earnings (loss) from discontinued operations, net of tax, presented in the consolidated statements of earnings (loss), reflecting activity through January 31, 2024 (the date the Worldpay Sale closed) (in millions). The Company's presentation of earnings (loss) from discontinued operations excludes general corporate overhead costs that were historically allocated to the Worldpay Merchant Solutions business. Additionally, beginning on July 5, 2023, the Company stopped amortization of long-lived assets held for sale in accordance with ASC 360.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Major components of earnings (loss) from discontinued operations before income taxes:
Revenue	$4	$1,322	$406	$2,435
Cost of revenue	(2)	(670)	(64)	(1,270)
Selling, general, and administrative expenses	—	(479)	(155)	(965)
Asset impairments	—	(6,840)	—	(6,840)
Interest income (expense), net	—	7	1	11
Other, net	(1)	23	(4)	48
Earnings (loss) from discontinued operations related to major components of pretax earnings (loss)	1	(6,637)	184	(6,581)
Loss on sale of disposal group (1)	—	—	(466)	—
Earnings (loss) from discontinued operations	1	(6,637)	(282)	(6,581)
Provision (benefit) for income taxes (1)	—	43	(991)	55
Earnings (loss) from discontinued operations, net of tax attributable to FIS	$1	$(6,680)	$709	$(6,636)

(1)    Loss on sale of disposal group of $466 million reflects the impact of the excess of the carrying value of the disposal group over the estimated fair value less cost to sell. Upon closing of the Worldpay Sale, the Company also recorded a tax benefit of $991 million primarily from the write-off of U.S. deferred tax liabilities that were not transferred in the Worldpay Sale, net of the estimated U.S. tax cost that the Company expects to incur as a result of the Worldpay Sale. The estimated U.S. tax cost remains unchanged based on available data and management determinations as of June 30, 2024. Post-closing selling price adjustments and completion of other purchase agreement provisions in connection with the Worldpay Sale could result in further adjustments to the loss on sale amount and the estimated U.S. tax cost.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL FINANCIAL INFORMATION OF WORLDPAY HOLDCO, LLC — UNAUDITED
(In millions)
Exhibit I

Summary Worldpay Holdco, LLC financial information is as follows:

	Three months ended June 30, 2024	Five months ended June 30, 2024 (1)
Revenue	$1,349	$2,181
Gross profit	$668	$1,053
Earnings (loss) before income taxes	$3	$(227)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(28)	$(271)
FIS share of net earnings (loss) attributable to Worldpay Holdco, LLC, net of tax (2)	$10	$(76)

The following is a GAAP to Non-GAAP reconciliation of Adjusted EBITDA for Worldpay Holdco LLC.

	Three months ended June 30, 2024	Five months ended June 30, 2024 (1)
Net earnings (loss) attributable to Worldpay Holdco, LLC	$(28)	$(271)
Provision (benefit) for income taxes	30	42
Interest expense, net	148	264
Other, net	(24)	(41)

Operating income (loss)	126	(6)
Depreciation and amortization, excluding purchase accounting amortization	19	29
Non-GAAP adjustments:
Purchase accounting amortization	386	687
Transition, acquisition, integration and other costs (3)	58	246
Adjusted EBITDA	$589	$956

(1)FIS completed the separation of Worldpay on January 31, 2024. Accordingly, Worldpay's results reflects activity beginning on February 1, 2024.

(2)Amount includes our share of the net income attributable to Worldpay and our investor-level tax benefit of $22 million and $45 million for the three and five months ended June 30, 2024, respectively, and is reported as equity method investment earnings (loss), net of tax on our consolidated statement of earnings.

(3)This item represents primarily transaction and transition costs associated with the separation of Worldpay from FIS.